Exhibit 10.1

January 20, 2015

Mr. Mitchell S. Klipper
122 Fifth Avenue
New York, NY 10011

Re:  Retirement and Advisory Agreement

Dear Mr. Klipper:

This Retirement and Advisory Agreement (the “Advisory Agreement”) is intended to amend the employment agreement between you and Barnes & Noble, Inc. (the “Company”), dated as of March 17, 2010 (the “Employment Agreement”), and to set forth our mutual understanding regarding your retirement as Chief Executive Officer – Barnes & Noble Retail Group and transition to Special Advisor to the Company.  Any matters referred to in your Employment Agreement that are not expressly addressed in this Advisory Agreement shall continue to be governed by the terms of your Employment Agreement, which remains in full force and effect except as modified hereby.  Any capitalized terms that are not otherwise defined herein shall have the meanings assigned thereto in your Employment Agreement.

Accordingly, we are pleased to agree as follows:

1.  Term.  For purposes of this letter agreement, (A) the “Remaining Term” shall mean the period beginning on the date hereof and expiring on May 2, 2015 and (B) the “Advisory Term” shall mean the period beginning on May 3, 2015 and expiring on May 3, 2019; provided that the Remaining Term and the Advisory Term shall terminate on such earlier date on which your employment is terminated by the Company or you for any reason or no reason.  Your employment shall terminate upon your death and may be terminated by the Company upon written notice to you following your Disability.  Your employment may also be terminated by the Company immediately for Cause or following two weeks written notice to you for any other reason.  Your employment may also be terminated by you immediately following written notice to the Company of your intention to resign.

2.  Duties.  You shall remain in your current position of Chief Executive Officer – Barnes & Noble Retail Group through the expiration of the Remaining Term, during which period you shall continue to perform those duties (a) set forth in Section 1 of your Employment Agreement and (b) required for the transition of your current duties and responsibilities to the next Chief Executive Officer – Barnes & Noble Retail Group or such other officer or officers of the Company who shall be assigned such duties and responsibilities.  During the Advisory Term, you shall transition to and assume the responsibilities of a Special Advisor to the Company, and in such capacity you shall perform such duties and have such responsibilities (i) as are reasonably requested by either of the Executive Chairman or Chief Executive Officer of the Company, solely with respect to matters relating to your skills, experience and expertise regarding real estate operations, and (ii) pertaining to the transition of your current duties and responsibilities to the next Chief Executive Officer – Barnes & Noble Retail Group or such other officer or officers of the Company who shall be assigned such duties and responsibilities.

3.  Compensation.

a.  Salary.  During the Remaining Term, your current annual base salary as of the date hereof shall remain in effect and be paid in accordance with Section 3.1 of your Employment Agreement.  During the Advisory Term, your annual base salary shall be U.S. $400,000.00, payable in accordance with the Company’s payroll schedule to executive officers of the Company.  Section 3.1 of your Employment Agreement shall cease to apply as of the commencement of the Advisory Term.

b.  Bonus.  Your annual bonus for the Company’s 2015 fiscal year shall be determined as set forth in Section 3.2 of your Employment Agreement based on your annual target bonus amount as of the date hereof.  During the Advisory Term, you shall not be eligible to receive an annual bonus, and Section 3.2 of your Employment Agreement shall cease to apply effective as of the commencement of the Advisory Term, except that you shall remain eligible to receive an annual bonus for fiscal year 2015 in accordance therewith.

c.  Benefits.  From the date hereof through the termination of the Advisory Term, you shall continue to be entitled to the benefits set forth in Sections 3.3, 3.4, 3.6 and 3.7 of your Employment Agreement.

d.  Equity Awards.  All outstanding unvested equity awards that you hold as of the date hereof shall vest upon the execution and delivery of this Advisory Agreement by the parties hereto, and Section 3.5 of your Employment Agreement shall cease to apply effective as of the execution and delivery of this Advisory Agreement by the parties hereto.

e.  Severance.  During the Remaining Term, you shall continue to be eligible for the Severance Amount, but Section 3.8 of the Employment Agreement shall cease to apply effective as of the commencement of the Advisory Term.  Notwithstanding any other provision of this Advisory Agreement, in the event that, during the Advisory Term, your employment is terminated by the Company without Cause or you voluntarily terminate your employment for Good Reason, you shall be entitled to (i) the annual base salary you would have received had you remained employed through May 3, 2019 (the “Advisory Severance Amount”) and (ii) continued participation in the benefits set forth in Sections 3.3 and 3.7 of your Employment Agreement (or at the Company’s discretion, participation in equivalent benefits obtained by the Company for you that shall be as close as reasonably possible to those benefits that you receive as of the date of termination) through May 3, 2019 (the “Advisory Severance Benefits”), in each case less all applicable withholding and other applicable taxes and deductions; provided that (x) you execute and deliver to the Company, and do not revoke, a Release and (y) you have not materially breached as of the date of such termination any provisions of your Employment Agreement or this Advisory Agreement and do not materially breach such provisions at any time during the Relevant Period (as defined below).  The Company’s obligation to make such payment and to provide such benefits shall be cancelled upon the occurrence of any such material breach and, in the event such payment has already been made or benefits have been provided, you shall repay to the Company such payment and the value of such benefits within 30 days after demand therefor; provided, however, such repayment shall not be required if the Company shall have materially breached your Employment Agreement or this Advisory Agreement prior to the time of your breach.  The Advisory Severance Amount shall be paid in cash in a single lump sum on the later of (1) the first day of the month following the month in which such termination occurs and (2) the date the Revocation Period (as defined in the Release) has expired, and the Advisory Severance Benefits shall commence on the date your employment terminates.  Notwithstanding anything in this paragraph to the contrary, if a Release is not executed and delivered to the Company within 60 days of such termination of employment (or if such Release is revoked in accordance with its terms), the Advisory Severance Amount shall not be paid and the Advisory Severance Benefits shall terminate.  For the avoidance of doubt, (A) you expressly agree that the change in your authority, duties or responsibilities in connection with your transition to Special Advisor shall not constitute “Good Reason” for purposes of this Advisory Agreement and (B) upon the expiration of the Advisory Term, or upon the termination of your employment for Cause or due to the expiration of this Advisory Agreement or by your death or Disability, or by your voluntary termination of your employment hereunder for any reason other than Good Reason, you shall be entitled only to the payment of such installments of your annual base salary that have been earned through the date of such expiration and/or termination and, other than in connection with the expiration of the Advisory Term, the Company shall provide you and your dependents continued participation in the Company’s health and medical benefits (or at the Company’s discretion, participation in equivalent benefits obtained by the Company for you and your dependents that shall be as close as reasonably possible to those benefits that you and your dependents receive as of the date of termination) through May 3, 2019.

f.  Change of Control Payments.  During the Remaining Term, you shall continue to be eligible for the Change of Control payments set forth in Section 3.9 of the Employment Agreement, but Section 3.9 of the Employment Agreement shall cease to apply effective as of the commencement of the Advisory Term.  For the avoidance of doubt, in the event that at any time after the expiration of the Remaining Term there is a Change of Control, you shall not be entitled to any enhanced severance payments or benefits as a result of or in connection with such Change of Control.

4.  Indemnification and Hold Harmless.  The Company shall indemnify, defend and hold you harmless from any and all claims, suits, demands, settlement, judgments, arbitration awards and the like (collectively “Claims”) against or pertaining to you (unless your conduct out of which such Claim arises constitutes willful misconduct or gross negligence) which arise based on the facts and circumstances, in part or in whole, from any facts or circumstances which occurred on or before the expiration or termination of this Advisory Agreement, and which have or will be filed before, on or after the expiration or termination of this Advisory Agreement, based on any facts and circumstances taken by you in the course of your duties hereunder.

5.  Miscellaneous.

a.  Entire Agreement.  This Advisory Agreement and the Employment Agreement constitute the entire agreement between you and the Company with respect to the terms and conditions of your employment by the Company and supersedes all prior agreements, understanding and arrangements, oral or written, between you and the Company with respect to the subject matter hereof and thereof.  You acknowledge and agree that this Advisory Agreement constitutes a modification of your rights under the Employment Agreement and any other agreement between you and the Company providing for compensation, benefits and severance payments or benefits or any other plan, program, policy or arrangement providing for such benefits.  Notwithstanding the foregoing, all other terms of the Employment Agreement (including Sections 4, 5 and 6 thereof) and any such other agreement that have not been modified by this Advisory Agreement shall remain in full force and effect; provided that the term “Relevant Period” shall mean the term of your employment under this Advisory Agreement (whether during the Remaining Term or the Advisory Term) and a period of two years following the termination of such employment for any reason.

b.  Incorporation by Reference.  Except as set forth in Section 5(a) above, Section 6 of the Employment Agreement shall apply to this Advisory Agreement as if this Advisory Agreement were the Employment Agreement.

[Signatures Are On The Following Page]

If the foregoing accurately reflects our agreement, kindly sign and return to us the enclosed duplicate copy of this letter.

Very truly yours,

BARNES & NOBLE, INC.

By:	/s/ Michael P. Huseby
Name: Michael P. Huseby
Title: Chief Executive Officer
Date: January 20, 2015

Accepted and Agreed to:

By:	/s/ Mitchell S. Klipper
Name: Mitchell S. Klipper
Title: Chief Executive Officer of Barnes &
Noble Retail Group
Date: January 20, 2015

[Signatures Page to Employment Agreement]